Exhibit 99.1

FOR IMMEDIATE RELEASE

October 19, 2026

LQR House Announces One-Year Agreement for the Purchase of
up to $3 Million in OpenAI Computing Resources
to Enhance Fusion Five Continents Securities’
Research and Quantitative Capabilities

MIAMI BEACH, FL / October 19, 2026 / LQR House Inc. (NASDAQ: YHC) (“LQR House” or the “Company”) today announced that its subsidiary YHC AI Limited has entered into a one-year agreement to procure up to $3 million in AI computing resources powered by OpenAI technologies to support the continued development of AI-driven research, quantitative analytics, and automated portfolio optimization at its other subsidiary, Fusion Five Continents Securities Limited (“Fusion Five”).

This agreement represents another step in the Company’s strategy to expand Fusion Five’s technology capabilities and advance its vision of an AI-enabled brokerage platform integrating financial research, portfolio analytics, and investment execution.

Expanding AI-Driven Research and Quantitative Analytics

Fusion Five is a financial services firm operating at the intersection of digital finance, global capital markets, and digital asset infrastructure. Its platform is designed to integrate AI-assisted research, automated portfolio optimization, order execution, and stablecoin-based funding and settlement capabilities within a unified environment.

Through continued investment in artificial intelligence and quantitative modeling, Fusion Five aims to broaden access to sophisticated research and portfolio analytics traditionally associated with institutional investment platforms.

Fusion Five first developed its own AI and quantitative modeling capabilities before the Company entered into an agreement in June 2026 with a ByteDance group company to incorporate that group’s advanced AI models into the platform. Today’s newly announced computing agreement in respect of OpenAI’s models is intended to complement those existing capabilities, providing additional resources to support the development, refinement, and deployment of AI-powered research and portfolio optimization tools.

The Company believes that combining Fusion Five’s existing quantitative infrastructure with additional AI models and computing resources will help expand the platform’s analytical capabilities, support more complex research workflows, and improve the tools available to inform portfolio construction. The extent of these benefits will depend on implementation, testing, and performance in practice.

Building a Multi-Model AI Infrastructure

The Company’s strategy is to develop a flexible AI infrastructure that can incorporate complementary models and computing resources as Fusion Five’s platform evolves. Rather than relying exclusively on a single model or technology provider, this approach is intended to support the integration of additional capabilities as they become available and appropriate for the platform’s needs.

Under today’s agreement, YHC AI Limited will procure AI computing resources and access to the latest GPT models that are available in Singapore for potential use in Fusion Five’s financial research, quantitative analytics, and portfolio optimization workflows. The Company intends to evaluate these capabilities as part of its broader strategy to develop a multi-model AI infrastructure. Following the Company’s $30,000 deposit, the amount payable for AI computing resources, including the GPT models, under the agreement with the agent will depend on Fusion Five’s deployment requirements and usage during the contract term.

The Company believes that this flexible, multi-model architecture will provide a foundation for continued product development while enabling Fusion Five to evaluate technologies according to their relevance to specific financial research and analytical tasks.

Management Commentary

“We see AI as an opportunity to fundamentally improve the tools available for financial research and portfolio analysis,” said Leo Chen, LQR House’s new Chief Executive Officer. “Fusion Five has already invested in developing its own AI and quantitative capabilities. Our next step is to build on that foundation by evaluating complementary models and expanding the computing resources available to the platform. Our goal is to develop an integrated, AI-enabled brokerage that brings research, analytics, and execution together in a single environment, while maintaining a disciplined focus on implementation, reliability, and risk management.”

About LQR House

Through its subsidiary Fusion Five Continents Securities, LQR House provides clients with access to Hong Kong and U.S. equity markets with an integrated operational framework that offers AI-driven research, quantitative analytics, and automated portfolio optimization. Distinguishing it from most financial intermediaries targeting Asian investors, Fusion Five is able to accept USDT deposits as a funding mechanism for securities trading, with settlement facilitated by a licensed trust company, subject to applicable regulatory requirements. Fusion Five has assembled an experienced technology team with credentials from Oxford, Stockholm University, and Tsinghua University, combining expertise in quantitative finance, AI, and behavioral data science. Fusion Five is deploying AI-driven capabilities across its operations to drive efficiency and enhance the client experience, while advancing its vision of an AI-enabled brokerage platform integrating financial research, portfolio analytics, and investment execution.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Such statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy, and financial needs. Stockholders can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is likely to,” “potential,” “continue,” or other similar expressions. Forward-looking statements contained in this press release are made only as of the date of this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results. For example, there can be no assurance that the advances contemplated by the agreement described herein will be achieved. Factors that could cause actual results to differ include, but are not limited to, product development risks, regulatory approvals, market acceptance, competitive dynamics, and the ability to apply the new AI models to the specific aspects of the business contemplated herein. The forward-looking statements in this announcement are subject to further uncertainties and risks including, but not limited to, those relating to market conditions and the other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in other reports and documents that the Company files from time to time with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. (References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this announcement.) You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors,” contained in such reports.

Investor and Media Contact:

info@lqrhouse.com

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